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                                                                    EXHIBIT 99.7


FOR IMMEDIATE RELEASE


                                                  April 17, 2001
                                                  For more information contact:
                                                  Ray Braun (419) 247-2800
                                                  Mike Crabtree (419) 247-2800

                HEALTH CARE REIT, INC. DECLARES REGULAR DIVIDEND

Toledo, Ohio, April 17, 2001...HEALTH CARE REIT, INC. (NYSE/HCN) announced today that its Board of Directors declared a dividend for the quarter ended March 31, 2001, of $0.585 per share.

The dividend represents the 120th consecutive dividend payment. The dividend will be payable May 21, 2001, to shareholders of record on May 1, 2001.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At December 31, 2000, the company had investments in 205 health care facilities in 34 states and had total assets of approximately $1.16 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

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